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                                                       Exhibit 99


[Western Resources(R) Logo]                            [KCPL(R) Logo]


FOR IMMEDIATE RELEASE

KCPL:                                   WESTERN RESOURCES:
     MEDIA CONTACT:                          MEDIA CONTACT:
          Phyllis Desbien                         Robin Lampe
          816 / 556-2903                          785 / 575-6468

     INVESTOR CONTACT:                  INVESTOR CONTACT:
          Andrea Bielsker                         Bruce Burns
          816 / 556-2312                          785 / 575-8227

     Joele Frank/Dan Katcher
     The Abernathy MacGregor Group Inc.
     212 / 371-5999


               WESTERN RESOURCES AND KCPL POSTPONE
                SPECIAL MEETINGS OF SHAREHOLDERS

TOPEKA, KANSAS AND KANSAS CITY, MISSOURI (DECEMBER 19, 1997) -- Western Resources, Inc. (NYSE: WR) and Kansas City Power & Light Company (KCPL) (NYSE: KLT) announced today that they have postponed their respective special meetings of shareholders to vote on their Merger Agreement previously scheduled for January 21, 1998.

The Companies stated that representatives of Salomon Smith Barney, Western Resources' investment bankers, had indicated that they believe it is unlikely that Salomon would be in a position to issue a fairness opinion for the Western Resources/KCPL transaction on the basis of the previously announced terms for the transaction if the fairness to shareholders of Western Resources were formally submitted to the fairness committee of Salomon. A fairness opinion of Salomon is a condition to the mailing of proxy materials to shareholders of Western Resources. KCPL's investment bankers, Merrill Lynch & Co., Inc., have met with Salomon representatives to discuss the reasons for Salomon's position.

Both KCPL and Western Resources issued the following statement regarding the status of the proposed transaction:

"We are prepared to meet in good faith to discuss the matter, and we pledge to use our best efforts to work together constructively to resolve the matter on a basis that is fair to the shareholders of both companies."

The companies emphasized that it is impossible to predict the outcome of these efforts at the present time.



Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures. For more information about KCPL, visit http://www.kcpl.com.

Western Resources (NYSE: WR) is a full-service, diversified security and energy company with total assets of almost $7 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Western Resources, through its subsidiary, Westar Security, also is the third largest monitored security provider in the country, operating in 46 states in the U.S. Through its other subsidiaries, Westar Energy, Westar Capital and The Wing Group, a full range of energy and energy-related products and services are developed and marketed in the continental U.S. and offshore. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

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